April 18, 2013
U.S. Concrete, Inc.
331 North Main Street
Euless, Texas 76039

Ladies and Gentlemen:
We have acted as counsel for U.S. Concrete, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of $20,000,000 of deferred compensation obligations of the Company to pay participants in the U.S. Concrete, Inc. Executive Deferred Compensation Plan (the “Plan”) certain salary, bonus and other compensation, the receipt of which the Plan participants have elected to defer under the Plan (the “Deferred Compensation Obligations”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on April 18, 2013.
In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that all Deferred Compensation Obligations will be settled in accordance with the terms of the Plan.
Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that (i) the Deferred Compensation Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and terms of the Plan, and (ii) the provisions of the written Plan document comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
The opinion set forth in clause (i) of the preceding paragraph is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions or doctrines of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations and public policy considerations, whether such principles or considerations are considered in a proceeding at law or in equity. The opinion set forth in clause (ii) of the preceding paragraph applies only to the form of the written Plan documents, and for purposes of such opinion we have also assumed that the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees for purposes of ERISA. Accordingly, but without limitation of the previous sentence, we express no opinion as to whether the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees, which is a factual issue depending upon the facts and circumstances in existence from time to time.
This opinion is limited in all respects to the Delaware General Corporation Law, including the statutory provisions contained therein and the reported judicial decisions interpreting those laws. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.
The opinions expressed herein are rendered to you in connection with the Registration Statement. The opinions expressed herein may not be relied upon by you for any other purpose, or be furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.
This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.